UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2018

VIEWRAY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37725	42-1777485
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2 Thermo Fisher Way

Oakwood Village, Ohio 44146

(Address of principal executive offices, including zip code)

(440) 703-3210

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement.

On February 25, 2018, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Fosun International Limited and its wholly-owned subsidiary (“Fosun”) pursuant to which the Company agreed to issue and sell 7,090,581 shares of its common stock and warrants to purchase 1,418,116 shares of its common stock for aggregate gross proceeds of approximately $59.1 million (the “Offering”). The purchase price for each share was $8.31, equal to the closing price of the Company’s common stock on the NASDAQ Global Market on February 23, 2018. The exercise price of the warrants is $8.31 per share, and the purchase price for the warrants was $0.125 per underlying share (subject to adjustment in connection with customary anti-dilution provisions). The warrants will be exercisable at any time during their term and expire seven years from the date of sale. The closing of the transaction is expected to occur on or about March 2, 2018.

The Offering was made pursuant to a prospectus supplement to the Company’s effective shelf registration statements on Form S-3 (Registration No. 333-217416 and Registration No. 333-215815). With this transaction, Fosun will increase its ownership of the Company from approximately 9.9% to 18.4% of the Company’s outstanding shares of common stock immediately following the closing of the transaction (without giving effect to the warrants). Fosun has the right to request a designee to be appointed to the Company’s Board of Directors but has not exercised this right to date.

The Purchase Agreement contains lockup provisions restricting Fosun from selling, transferring or otherwise disposing of the purchased securities for a period of 180 days after the closing, subject to certain exceptions. Fosun is also subject to standstill provisions restricting it from acquiring beneficial ownership of more than 25% of the Company’s then-outstanding shares of common stock, entering into business combinations with the Company, engaging in proxy solicitations or taking certain other actions with respect to the Company and its stockholders for a period of one year after the closing. The Purchase Agreement contains customary representations and warranties by the Company.

In connection with the Purchase Agreement, the Company also entered into a Registration Rights Agreement with Fosun. Pursuant to the Registration Rights Agreement, the Company agreed to register the resale of the shares purchased by Fosun, the shares underlying the warrants, and any shares of common stock issued as a dividend or other distribution with respect to such shares pursuant to a registration statement filed with the Securities and Exchange Commission (the “SEC”). The Company agreed to use its commercially reasonable efforts to cause this registration statement to be declared effective by the SEC within 150 days after the closing of the Offering. The Company also agreed, among other things, to indemnify the selling holders under the registration statement from certain liabilities and to pay all fees and expenses (excluding underwriting discounts and selling commissions and all legal fees of any selling holder) incident to the Company’s obligations under the Registration Rights Agreement.

The foregoing description of the transaction is only a summary and is qualified in its entirety by reference to the Purchase Agreement, the form of the warrants and the Registration Rights Agreement, copies of which are attached hereto as exhibits to this report.

Item 7.01	Regulation FD Disclosure.

On February 26, 2018, the Company issued the press release attached hereto as Exhibit 99.1 regarding the transactions described in this report.

The information in this Item 7.01 of this Current Report on Form 8-K and the Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section or Sections 11 and 12(a)(2) of the Securities Act, or incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit Number	Description

5.1	Opinion of Davis Polk & Wardwell LLP

23.1	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1)

99.1	Press release dated February 26, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIEWRAY, INC.

Date: February 26, 2018	By:	/s/ Ajay Bansal
	Name:	Ajay Bansal
	Title:	Chief Financial Officer